Exhibit 99.1

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Reports First Quarter Results:

•                  Net sales of $660.0 million.

•                  Adjusted EBITDA from continuing operations of $109.2 million.

•                  As reported EPS from continuing operations of $(0.05) vs. $0.37.

•                  As adjusted EPS from continuing operations of $(0.02) vs. $0.59.

•                  Free cash flow of $18.9 million.

Princeton, New Jersey; April 28, 2009 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today announced results for the first quarter of 2009, as compared to the same period last year.

The highlights from continuing operations for the first quarter are as follows:

•                  Net sales were $660.0 million for the first quarter of 2009, down 21.8% compared to $843.8 million for the same period in the prior year.

•                  Adjusted EBITDA from continuing operations was $109.2 million for the first quarter of 2009, down 35.5% compared to $169.2 million for the same period in the prior year.

•                  On a constant-currency basis, net sales were down 13.3% and Adjusted EBITDA from continuing operations was down 29.1% for the first quarter of 2009.

•                  Net loss from continuing operations attributable to Rockwood Holdings, Inc. for the first quarter of 2009 was $(3.8) million, including after-tax net non-recurring and other special charges of $2.0 million.  Net income from continuing operations attributable to Rockwood Holdings, Inc. for the first quarter of 2008 was $28.7 million, including after-tax net non-recurring and other special charges of $16.7 million primarily related to mark-to-market valuation losses on the Company’s interest rate hedging instruments.

•                  Diluted loss per share from continuing operations for the first quarter of 2009 was $(0.05), including after-tax net non-recurring and other special charges of $0.03.  Excluding net non-recurring and other special charges, diluted loss per share from continuing operations was $(0.02) in the first quarter of 2009. Diluted earnings per share from continuing operations for the first quarter of 2008 were $0.37, including after-tax net non-recurring and other special charges of $0.22.  Excluding net non-recurring and other special charges, diluted earnings per share from continuing operations were $0.59 in the first quarter of 2008.

Commenting on the quarter, Seifi Ghasemi, Chairman and Chief Executive Officer, said, “Due to the significant drop in demand resulting from the global downturn, we experienced a large decline in sales compared to last year’s first quarter.  The reduction in sales was particularly severe in automotive and construction related businesses.  To cope with this downturn, we remain focused on items we can control, such as reducing all costs, improving productivity, and conserving cash by controlling working capital and capital spending.  Our business units are working on reduced schedules, shutting down facilities and cutting discretionary spending. We continued to implement our previously announced nine percent reduction in headcount and recorded a restructuring charge related to this program.  We expect further benefits from these cost reductions in the second quarter. As a result of implementing these steps, we were able to achieve an Adjusted EBITDA margin of 16.5% during the quarter and generate $18.9 million in free cash flow.  We also put some of our cash to work, buying back some bonds at a discount and voluntarily prepaying the normal amortization of our senior debt. In total, we reduced our debt by about $150 million.”

First quarter results, as compared with the same period a year ago, are summarized below:

•                  Specialty Chemicals:  Net sales and Adjusted EBITDA decreased 27.7% and 37.5%, respectively.

•                  In our Fine Chemicals business, lower volumes in most products, particularly in lithium and metal sulfide applications, were partially offset by higher selling prices of lithium products.

•                  In our Surface Treatment business, lower volumes, particularly in general industrial and automotive applications, were partially offset by increased selling prices, the impact from a bolt-on acquisition and cost control measures.

•                  Higher raw material costs, particularly in the Surface Treatment business, had a negative impact on results.

•                  Performance Additives:  Net sales and Adjusted EBITDA decreased 26.5% and 38.9%, respectively.

•                  Results were negatively impacted primarily by lower volumes of construction-related products in our Color Pigments and Services and Timber Treatment Chemicals businesses and decreased demand in our Clay-based Additives business.

•                  Higher raw material costs in our Color Pigments and Services and Timber Treatment Chemicals businesses also had a negative impact on Adjusted EBITDA, partially offset by increased selling prices, cost control measures and the impact of a bolt-on acquisition.

•                  Titanium Dioxide Pigments:  Net sales increased 19.9%, while Adjusted EBITDA declined 3.2%.  However, net sales and Adjusted EBITDA declined significantly excluding the impact of the venture that was completed in September 2008.

•                  Lower volumes for titanium dioxide, primarily commodity grade, and functional additives, as well as higher energy and raw material costs, had a negative effect on results.

•                  Adjusted EBITDA in the first quarter of 2009 was positively impacted by cost control measures as well as the termination of a long-term incentive plan and receipt of a vendor rebate related to prior years.

•                  Advanced Ceramics:  Net sales and Adjusted EBITDA decreased 34.0% and 53.8%, respectively.

•                  Lower volumes in most applications were partially offset by increased volumes of medical products and the impact from a bolt-on acquisition.

•                  Specialty Compounds:  Net sales and Adjusted EBITDA decreased 25.9% and 10.3%, respectively.

•                  Results were down primarily from lower volumes in most applications, particularly in wire and cable.

•                  Lower raw material costs had a positive impact on Adjusted EBITDA.

•                  Corporate and other:   Corporate costs were down due to lower compensation-related costs and lower professional fees, as well as other cost control measures.  Also, corporate costs were favorably impacted by the reversal of certain long-term incentive compensation accruals related to performance targets that are no longer expected to be achieved.

•                  Other Items:

•                  Restructuring and other severance costs of $7.8 million were recorded in the first quarter of 2009 primarily related to miscellaneous headcount reductions throughout the Company.

•                  Interest expense decreased $24.0 million in the first quarter of 2009 compared to the same period in the prior year.  The first quarter of 2009 and 2008 included non-cash losses of $9.6 million and $30.8 million, respectively, representing the movement in the mark-to-market valuation of our interest rate hedges.  Excluding the impact of these losses, interest expense decreased $2.8 million primarily due to lower interest rates and debt repayments, partially offset by debt incurred during 2008 related to the Titanium Dioxide Pigments venture with Kemira.

•                  Gain on early extinguishment of debt.  In the first quarter of 2009, we repurchased $15.5 million of our senior subordinated notes due in 2014 and prepaid $102.3 million of our senior secured term loans, for which we recorded net gains of $2.2 million.

•                  Foreign exchange loss of $5.6 million for the first quarter of 2009 was primarily due to the impact of the weaker euro as of March 31, 2009 versus December 31, 2008, in connection with non-operating euro-denominated transactions.  Foreign exchange gains of $15.1 million were reported in the first quarter of 2008 due to the impact of the stronger euro as of March 31, 2008 versus December 31, 2007 related to non-operating euro-denominated transactions.

•                  Income taxes.   The effective tax rate for the first quarter of 2009 was favorably impacted by a $10.1 million non-recurring tax benefit related to foreign currency changes as well as $8.2 million in domestic tax benefits allocated from other comprehensive income.

•                  Free cash flow was an inflow of $18.9 million for the first quarter of 2009. This amount consisted of net cash provided by operating activities from continuing operations of $49.8 million plus non-recurring items and other, net of $13.2 million and proceeds on the sale of property, plant and equipment of $0.2 million, less capital expenditures of $44.3 million.

•                  Net debt, which is total debt less cash and cash equivalents, was $2,258.9 million as of March 31, 2009 compared to $2,342.5 million as of December 31, 2008.  The decrease in net debt was primarily due to the impact of currency changes and the free cash flow generated in the first quarter.

Conference Call and Webcast

We will host a conference call and webcast to discuss the results of operations for the first quarter ended March 31, 2009, on Wednesday, April 29, 2009 at 11:00 am  Eastern Daylight Time.  The dial-in number to access the conference call in the U.S. is (888) 428-4480 and the international dial-in number is (612) 288-0337.  No access code is needed for either call.  A replay of the conference call will be available through May 13, 2009 at (800) 475-6701 in the U.S., access code: 994682, and internationally at (320) 365-3844, access code: 994682.

A listen only, live webcast of the conference call will be available at www.rocksp.com.  Materials for the call, including a PowerPoint file detailing the results, will be available for download on the site on the morning of the call.  The webcast and PowerPoint file will be archived on Rockwood’s website.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” such as, a discussion of Adjusted EBITDA, free cash flow, and net income (loss)/diluted earnings (loss) per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items. Adjusted EBITDA is not intended to be an alternative to net income (loss) attributable to Rockwood Holdings, Inc. as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the senior secured credit agreement as a basis and reflects management’s interpretations thereof.  Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales.  We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options vest (as both such bonuses and options are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with our debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of net (loss) income attributable to Rockwood Holdings, Inc. is contained in the press release. We strongly urge you to review the reconciliation. In addition, we discuss sales growth in terms of nominal (actual) and net change (nominal less constant currency impacts). Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity.  Our presentation of free cash flow is defined as net cash from operating activities from continuing operations, plus non-recurring items and other, net and proceeds on the sale of property, plant and equipment (excludes sales of property, plant and equipment related to sales of businesses) less capital expenditures. Management believes that free cash flow is meaningful to investors because it provides an additional measure of liquidity.  Neither net income (loss) from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items nor diluted earnings (loss) per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items is intended to be an alternative for net income (loss) or diluted earnings (loss) per share.  Management believes that net income (loss) and diluted earnings (loss) per share from continuing operations attributable to Rockwood Holdings, Inc. excluding certain items is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Reconciliations of these non-GAAP financial measures are included herein.  These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,000 people and annual net sales of approximately $3.4 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2008 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$660.0	$843.8
Cost of products sold	477.9	571.3
Gross profit	182.1	272.5

Selling, general and administrative expenses	145.1	166.6
Restructuring and other severance costs	7.8	0.8
Loss on sale of assets and other	0.1	0.1
Operating income	29.1	105.0

Other expenses, net:
Interest expense (a)	(49.7)	(73.7)
Interest income	0.4	2.2
Gain on early extinguishment of debt	2.2	—
Foreign exchange (loss) gain, net	(5.6)	15.1
Other, net	0.1	0.4
Other expenses, net	(52.6)	(56.0)

(Loss) income from continuing operations before taxes	(23.5)	49.0
Income tax (benefit) provision	(16.7)	19.7
(Loss) income from continuing operations	(6.8)	29.3
Income (loss) from discontinued operations, net of tax	2.3	(1.0)
Net (loss) income	(4.5)	28.3
Net loss (income) attributable to noncontrolling interest	3.0	(0.6)
Net (loss) income attributable to Rockwood Holdings, Inc.	$(1.5)	$27.7

Amounts attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(3.8)	$28.7
Earnings (loss) from discontinued operations	2.3	(1.0)
Net (loss) income	$(1.5)	$27.7

Basic (loss) earnings per share attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(0.05)	$0.39
Earnings (loss) from discontinued operations	0.03	(0.02)
Basic (loss) earnings per share	$(0.02)	$0.37

Diluted (loss) earnings per share attributable to Rockwood Holdings, Inc.:
(Loss) earnings from continuing operations	$(0.05)	$0.37
Earnings (loss) from discontinued operations	0.03	(0.01)
Diluted (loss) earnings per share	$(0.02)	$0.36

Weighted average number of basic shares outstanding	74,064	73,898

Weighted average number of diluted shares outstanding	74,064	76,609

(a) Interest expense includes:
Interest expense on debt	$(37.7)	$(40.6)
Mark-to-market losses on interest rate swaps	(9.6)	(30.8)
Deferred financing costs	(2.4)	(2.3)
Total	$(49.7)	$(73.7)

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$327.1	$468.7
Accounts receivable, net	425.5	464.6
Inventories	603.2	641.0
Deferred income taxes	22.4	22.1
Prepaid expenses and other current assets	53.1	65.9
Total current assets	1,431.3	1,662.3
Property, plant and equipment, net	1,645.6	1,752.2
Goodwill	871.1	917.8
Other intangible assets, net	708.4	754.8
Deferred debt issuance costs, net of accumulated amortization of $38.0 and $39.2, respectively	33.5	39.1
Deferred income taxes	19.7	11.6
Other assets	35.8	39.5
Total assets	$4,745.4	$5,177.3
LIABILITIES
Current liabilities:
Accounts payable	$201.9	$260.8
Income taxes payable	3.3	4.1
Accrued compensation	77.7	92.6
Restructuring liability	13.4	18.9
Accrued expenses and other current liabilities	175.9	198.5
Deferred income taxes	8.9	9.0
Long-term debt, current portion	26.5	90.9
Total current liabilities	507.6	674.8
Long-term debt	2,559.5	2,720.3
Pension and related liabilities	337.4	352.0
Deferred income taxes	82.7	97.6
Other liabilities	196.2	191.6
Total liabilities	3,683.4	4,036.3
Restricted stock units	1.6	2.1
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 74,175 shares issued and 74,081 shares outstanding at March 31, 2009; 400,000 shares authorized, 74,155 shares issued and 74,061 shares outstanding at December 31, 2008)	0.7	0.7
Paid-in capital	1,164.5	1,163.5
Accumulated other comprehensive income	157.4	208.2
Accumulated deficit	(544.8)	(543.3)
Treasury stock, at cost	(1.4)	(1.4)
Total Rockwood Holdings, Inc. stockholders’ equity	776.4	827.7
Noncontrolling interest	284.0	311.2
Total equity	1,060.4	1,138.9
Total liabilities and equity	$4,745.4	$5,177.3

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income attributable to Rockwood Holdings, Inc.	$(1.5)	$27.7
Adjustments to reconcile net (loss) income attributable to Rockwood Holdings, Inc to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(2.3)	1.0
Depreciation and amortization	68.1	61.5
Deferred financing costs amortization	2.4	2.3
Gain on early extinguishment of debt (including $1.4 of noncash write-offs on deferred financing costs for the three months ended March 31, 2009)	(2.2)	—
Foreign exchange loss (gain)	5.6	(15.1)
Fair value adjustment of derivatives	9.6	30.8
Bad debt provision	—	0.3
Stock-based compensation	0.8	1.8
Deferred income taxes	(22.5)	7.3
Loss (gain) on sale of assets and other	0.1	(0.4)
Noncontrolling interest	(3.0)	0.6
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	22.2	(41.6)
Inventories	15.7	(9.8)
Prepaid expenses and other assets	9.7	3.2
Accounts payable	(37.2)	(39.1)
Income taxes payable	(0.5)	1.4
Accrued expenses and other liabilities	(15.2)	4.8
Net cash provided by operating activities of continuing operations	49.8	36.7
Net cash used in operating activities of discontinued operations	—	(9.5)
Net cash provided by operating activities	49.8	27.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, including transaction fees paid, net of cash acquired	(0.7)	(10.9)
Post closing purchase price consideration	—	29.1
Capital expenditures, excluding capital leases	(44.3)	(55.6)
Proceeds on sale of assets	2.1	2.4
Net cash used in investing activities of continuing operations	(42.9)	(35.0)
Net cash used in investing activities of discontinued operations	(0.4)	(5.1)
Net cash used in investing activities	(43.3)	(40.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of fees	—	0.1
Repayment of 2014 Notes	(11.9)	—
Repayment of senior secured credit facilities	(29.8)	(33.5)
Payments on other long-term debt	(2.6)	(3.0)
Payments related to early extinguishment of senior secured debt	(102.3)	—
Loan from Viance joint venture noncontrolling shareholder	2.0	—
Contractual advance to Titanium Dioxide Pigments venture noncontrolling shareholder	(1.3)	—
Distribution to noncontrolling shareholder	—	(2.2)
Net cash used in financing activities of continuing operations	(145.9)	(38.6)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(145.9)	(38.6)
Effect of exchange rate changes on cash and cash equivalents	(2.2)	(0.5)
Net decrease in cash and cash equivalents	(141.6)	(52.0)
Cash and cash equivalents of continuing operations, beginning of period	468.7	350.1
Cash and cash equivalents of continuing operations, end of period	$327.1	$298.1

Supplemental disclosures of cash flow information:
Interest paid	$25.9	$25.9
Income taxes paid, net of refunds	$6.0	$10.9
Non-cash investing activities:
Acquisition of capital equipment	$8.1	$7.4

Rockwood Holdings, Inc. and Subsidiaries

Net Sales and Adjusted EBITDA

	Net Sales
	Three Months Ended
	March 31,
($ in millions)	2009	2008	% Change
Specialty Chemicals	$225.3	$311.7	(27.7)%
Performance Additives	155.3	211.3	(26.5)
Titanium Dioxide Pigments	139.0	115.9	19.9
Advanced Ceramics	87.9	133.2	(34.0)
Specialty Compounds	51.1	69.0	(25.9)
Corporate and other	1.4	2.7	(48.1)
Total (a)	$660.0	$843.8	(21.8)%

	Adjusted EBITDA
	Three Months Ended
	March 31,
($ in millions)	2009	2008	% Change
Specialty Chemicals	$50.3	$80.5	(37.5)%
Performance Additives	20.6	33.7	(38.9)
Titanium Dioxide Pigments	21.5	22.2	(3.2)
Advanced Ceramics	17.8	38.5	(53.8)
Specialty Compounds	7.8	8.7	(10.3)
Corporate and other	(8.8)	(14.4)	38.9
Adjusted EBITDA from continuing operations	109.2	169.2	(35.5)
Discontinued operations - Pool and Spa Chemicals	—	(0.8)	(100.0)
Total Adjusted EBITDA	$109.2	$168.4	(35.2)%

(a) Excludes net sales of $10.2 million for the three months ended March 31, 2008, from the Pool and Spa Chemicals business that was sold in October 2008. The results of this business have been accounted for as a discontinued operation in the consolidated financial statements for all periods presented.

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Segment Net Sales and Adjusted EBITDA

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2009	2008	Change in $	Change in %
Net Sales:
Specialty Chemicals	$225.3	$311.7	$(86.4)	(27.7)%
Performance Additives	155.3	211.3	(56.0)	(26.5)
Titanium Dioxide Pigments	139.0	115.9	23.1	19.9
Advanced Ceramics	87.9	133.2	(45.3)	(34.0)
Specialty Compounds	51.1	69.0	(17.9)	(25.9)
Corporate and other	1.4	2.7	(1.3)	(48.1)
Total	$660.0	$843.8	$(183.8)	(21.8)%

	Constant	Constant Currency Basis
	Currency	Net	Net
($ in millions)	Effect in $	Change in $	Change in %
Net Sales:
Specialty Chemicals	$(28.1)	$(58.3)	(18.7)%
Performance Additives	(14.9)	(41.1)	(19.5)
Titanium Dioxide Pigments	(10.9)	34.0	29.3
Advanced Ceramics	(11.3)	(34.0)	(25.5)
Specialty Compounds	(6.3)	(11.6)	(16.8)
Corporate and other	(0.2)	(1.1)	(40.7)
Total	$(71.7)	$(112.1)	(13.3)%

	Three Months Ended
	March 31,		Total	Total
($ in millions)	2009	2008	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$50.3	$80.5	$(30.2)	(37.5)%
Performance Additives	20.6	33.7	(13.1)	(38.9)
Titanium Dioxide Pigments	21.5	22.2	(0.7)	(3.2)
Advanced Ceramics	17.8	38.5	(20.7)	(53.8)
Specialty Compounds	7.8	8.7	(0.9)	(10.3)
Corporate and other	(8.8)	(14.4)	5.6	38.9
Adjusted EBITDA from continuing operations	109.2	169.2	(60.0)	(35.5)
Discontinued operations - Pool and Spa Chemicals	—	(0.8)	0.8	(100.0)
Total Adjusted EBITDA	$109.2	$168.4	$(59.2)	(35.2)%

	Constant	Constant Currency Basis
	Currency	Net	Net
($ in millions)	Effect in $	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$(3.9)	$(26.3)	(32.7)%
Performance Additives	(1.7)	(11.4)	(33.8)
Titanium Dioxide Pigments	(2.3)	1.6	7.2
Advanced Ceramics	(2.6)	(18.1)	(47.0)
Specialty Compounds	(0.7)	(0.2)	(2.3)
Corporate and other	0.4	5.2	36.1
Adjusted EBITDA from continuing operations	(10.8)	(49.2)	(29.1)
Discontinued operations - Pool and Spa Chemicals	—	0.8	(100.0)
Total Adjusted EBITDA	$(10.8)	$(48.4)	(28.7)%

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Income (Loss) from Continuing Operations before Taxes to Adjusted EBITDA by Segment

			Titanium
	Specialty	Performance	Dioxide	Advanced
($ in millions)	Chemicals	Additives	Pigments	Ceramics
Three months ended March 31, 2009

Income (loss) from continuing operations before taxes	$13.2	$(5.4)	$(7.4)	$(6.8)
Interest expense	15.0	7.1	10.0	8.0
Interest income	(0.2)	0.1	(0.2)	—
Depreciation and amortization	18.8	15.1	17.9	11.9
Restructuring and other severance costs	1.6	2.9	0.1	3.1
Systems/organization establishment expenses	0.3	0.5	1.1	0.1
Loss (gain) on early extinguishment of debt	0.4	—	—	0.3
Loss on sale of assets and other	0.1	—	—	—
Foreign exchange loss, net	0.7	—	—	1.2
Other	0.4	0.3	—	—
Total Adjusted EBITDA	$50.3	$20.6	$21.5	$17.8

	Specialty	Corporate and
($ in millions)	Compounds	other	Consolidated
Three months ended March 31, 2009

Income (loss) from continuing operations before taxes	$2.8	$(19.9)	$(23.5)
Interest expense	2.3	7.3	49.7
Interest income	—	(0.1)	(0.4)
Depreciation and amortization	2.7	1.7	68.1
Restructuring and other severance costs	—	0.1	7.8
Systems/organization establishment expenses	—	0.1	2.1
Loss (gain) on early extinguishment of debt	—	(2.9)	(2.2)
Loss on sale of assets and other	—	—	0.1
Foreign exchange loss, net	—	3.7	5.6
Other	—	1.2	1.9
Total Adjusted EBITDA	$7.8	$(8.8)	$109.2

			Titanium
	Specialty	Performance	Dioxide	Advanced
($ in millions)	Chemicals	Additives	Pigments	Ceramics
Three months ended March 31, 2008

Income (loss) from continuing operations before taxes	$52.7	$8.0	$1.0	$18.1
Interest expense	12.8	7.4	9.0	8.7
Interest income	(0.7)	—	—	(0.1)
Depreciation and amortization	16.1	16.9	12.2	11.9
Restructuring and other severance costs	—	0.6	—	0.2
Systems/organization establishment expenses	0.3	0.7	—	0.1
Inventory write-up charges	0.4	—	—	—
Loss on sale of assets and other	—	—	—	0.1
Foreign exchange gain, net	(0.6)	—	—	(0.5)
Other	(0.5)	0.1	—	—
Adjusted EBITDA from continuing operations	80.5	33.7	22.2	38.5
Discontinued operations - Pool and Spa Chemicals	—	(0.8)	—	—
Total Adjusted EBITDA	$80.5	$32.9	$22.2	$38.5

	Specialty	Corporate and
($ in millions)	Compounds	other	Consolidated
Three months ended March 31, 2008

Income (loss) from continuing operations before taxes	$3.6	$(34.4)	$49.0
Interest expense	2.3	33.5	73.7
Interest income	(0.2)	(1.2)	(2.2)
Depreciation and amortization	2.9	1.5	61.5
Restructuring and other severance costs	—	—	0.8
Systems/organization establishment expenses	0.1	—	1.2
Inventory write-up charges	—	—	0.4
Loss on sale of assets and other	—	—	0.1
Foreign exchange gain, net	—	(14.0)	(15.1)
Other	—	0.2	(0.2)
Adjusted EBITDA from continuing operations	8.7	(14.4)	169.2
Discontinued operations - Pool and Spa Chemicals	—	—	(0.8)
Total Adjusted EBITDA	$8.7	$(14.4)	$168.4

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net (Loss) Income Attributable to

Rockwood Holdings, Inc. to Adjusted EBITDA

($ in millions)

	Three Months Ended
	March 31,
	2009	2008
Net (loss) income attributable to Rockwood Holdings, Inc.	$(1.5)	$27.7
Net (loss) income attributable to noncontrolling interest	(3.0)	0.6
Net (loss) income	(4.5)	28.3
Income tax (benefit) provision	(16.7)	19.7
(Income) loss from discontinued operations, net of tax	(2.3)	1.0
(Loss) income from continuing operations before taxes	(23.5)	49.0
Interest expense	49.7	73.7
Interest income	(0.4)	(2.2)
Depreciation and amortization	68.1	61.5
Restructuring and other severance costs	7.8	0.8
Systems/organization establishment expenses	2.1	1.2
Inventory write-up charges	—	0.4
Gain on early extinguishment of debt	(2.2)	—
Loss on sale of assets and other	0.1	0.1
Foreign exchange loss (gain), net	5.6	(15.1)
Other	1.9	(0.2)
Adjusted EBITDA from continuing operations	109.2	169.2
Discontinued operations - Pool and Spa Chemicals	—	(0.8)
Total Adjusted EBITDA	$109.2	$168.4

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income (Loss)/Diluted Earnings (Loss) Per Share from Continuing Operations Attributable to Rockwood Holdings, Inc.

as Reported to Net Income/Diluted Earnings Per Share from Continuing Operations Attributable to Rockwood Holdings, Inc. as Adjusted

(Dollars in millions, except per share amounts; shares in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
	Net Loss from Continuing	Diluted EPS	Net Income from Continuing	Diluted EPS
	Operations Attributable	from	Operations Attributable	from
	to Rockwood	Continuing	to Rockwood	Continuing
	Holdings, Inc.	Operations	Holdings, Inc.	Operations
As reported	$(3.8)	$(0.05)	$28.7	$0.37

Adjustments to expenses from continuing operations:
Mark-to-market swap loss	7.5	0.10	31.7	0.41
Restructuring and other severance costs	6.1	0.08	0.7	0.01
Systems/organization establishment expenses	1.4	0.02	1.0	0.01
Inventory write-up charges	—	—	0.3	0.01
Other	1.5	0.02	—	—
Subtotal	16.5	0.22	33.7	0.44

Adjustments to income from continuing operations:
Tax allocation from other comprehensive income	(8.2)	(0.11)	—	—
Foreign exchange gains on financing activities	(3.8)	(0.05)	(17.0)	(0.22)
Gain on early extinguishment of debt	(2.5)	(0.03)	—	—
Subtotal	(14.5)	(0.19)	(17.0)	(0.22)

Total adjustments	2.0	0.03	16.7	0.22

As adjusted	$(1.8)	$(0.02)	$45.4	$0.59

Weighted average number of diluted shares outstanding		74,064		76,609